PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Agreement”) is entered into as of February 27, 2009,  among BROOKDALE SENIOR LIVING INC., a Delaware corporation (the “Borrower”), each of the Domestic Subsidiaries of the Borrower from time to time party hereto (individually a “Guarantor” and collectively the “Guarantors”; the Guarantors, together with the Borrower, individually an “Obligor” and collectively the “Obligors”) and BANK OF AMERICA, N.A., in its capacity as administrative agent (in such capacity, the “Administrative Agent”) for the holders of the Secured Obligations (defined below).

RECITALS

WHEREAS, pursuant to that certain Second Amended and Restated Credit Agreement dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the “Credit Agreement”) among the Borrower, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent, the Lenders have agreed to make Loans and issue Letters of Credit upon the terms and subject to the conditions set forth therein; and

WHEREAS, this Agreement is required by the terms of the Credit Agreement.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.

(a)           Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement, and the following terms shall have the meanings set forth in the UCC (defined below):  Adverse Claim, Certificated Security, Control, Money, Proceeds, Securities Account, Security.

(b)           In addition, the following terms shall have the meanings set forth below:

“Collateral” has the meaning provided in Section 2 hereof.

“Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers or could confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Securities Exchange Act of 1934, as amended.

“Pledged Equity” means, with respect to each Obligor, the percent indicated on Schedule 1(a) hereto (as amended from time to time in accordance with Section 4(f)) of the issued and outstanding Equity Interests of each Domestic Subsidiary of the Obligor set forth on Schedule 1(a) hereto (as amended from time to time in accordance with Section 4(f)), in each case together with the certificates (or other agreements or instruments), if any, representing such shares, and all options and other rights, contractual or otherwise, with respect thereto, including, but not limited to, the following:

(1)           all Equity Interests representing a dividend thereon, or representing a distribution or return of capital upon or in respect thereof, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder thereof, or otherwise in respect thereof; and

(2)           in the event of any consolidation or merger involving the issuer thereof and in which such issuer is not the surviving Person, all shares of each class of the Equity Interests of the successor Person formed by or resulting from such consolidation or merger, to the extent that such successor Person is a direct Subsidiary of an Obligor.

“Scheduled Consents” shall mean those letter agreements set forth on Schedule 1(b) hereto.

“Secured Obligations” means, without duplication, (a) all Obligations now existing or hereafter arising pursuant to the Loan Documents and (b) all costs and expenses incurred in connection with enforcement and collection of the Obligations, including the reasonable fees, charges and disbursements of counsel.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York except as such term may be used in connection with the perfection of the Collateral and then the applicable jurisdiction with respect to such affected Collateral shall apply.

2.           Grant of Security Interest in the Collateral.  To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, each Obligor hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in, and a right to set off against, any and all right, title and interest of such Obligor in and to all of the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Collateral”):

(a)           all of each Obligor’s right, title and interest in all shares of stock, membership interests and partnership interests described on Schedule 1(a) hereto and all certificates described on Schedule 1(a) hereto evidencing such shares, membership interests or partnership interests;

(b)           all Pledged Equity;

(c)           all books, records, ledger cards, files, correspondence, computer programs, tapes, disks, and related data processing software (owned by such Obligor) that at any time evidence or contain information relating to any Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(d)           all Proceeds of any and all of the foregoing.

The Obligors and the Administrative Agent, on behalf of the Lenders, hereby acknowledge and agree that the security interests created hereby in the Collateral constitute continuing collateral security for all of the Secured Obligations, whether now existing or hereafter arising.

3.           Representations and Warranties.  Each Obligor hereby represents and warrants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, that:

(a)           Ownership.  Each Obligor is the legal and beneficial owner of its Collateral and has the right to pledge, sell, assign or transfer the same.  Subject to any Permitted Liens, there exists no Adverse Claim with respect to the Pledged Equity of such Obligor.

(b)           Chief Executive Office; Books & Records; Legal Name; State of Organization.  As of the Closing Date, each Obligor’s chief executive office and principal place of business are (and for the prior four months have been) located at the locations set forth on Schedule 3(b) attached hereto, and, as of the Closing Date, each Obligor keeps its books and records at such applicable locations.  As of the Closing Date, each Obligor’s exact legal name is as shown in this Agreement and its location (within the meaning of Section 9-307 of the UCC) is (and for the prior four months has been) its state of organization as shown in this Agreement.  As of the Closing Date, no Obligor has in the past four months changed its name, been party to a merger, consolidation or other change in structure not disclosed on Schedule 3(b).

(c)           Security Interest/Priority.  This Agreement creates a valid security interest in favor of the Administrative Agent, for the benefit of the holders of the Secured Obligations, in the Collateral of such Obligor and, when properly perfected by filing, shall constitute a valid and perfected, first priority security interest in such Collateral (including all uncertificated Pledged Equity consisting of partnership or limited liability company interests that do not constitute Securities), to the extent such security interest can be perfected by filing under the UCC, free and clear of all Liens except for Permitted Liens.  The taking possession by the Administrative Agent of the Certificated Securities (if any) evidencing the Pledged Equity will perfect and establish the first priority of the Administrative Agent’s security interest in all the Pledged Equity evidenced by such Certificated Securities.

(d)           Authorization of Pledged Equity.  All Pledged Equity is duly authorized and validly issued, is fully paid and, to the extent applicable, nonassessable and is not subject to the preemptive rights of any Person.

(e)           No Other Equity Interests.   As of the Closing Date, no Obligor owns any Certificated Securities in any Subsidiary that are required to be pledged and delivered to the Administrative Agent hereunder except as set forth on Schedule 1(a) hereto.  All such Certificated Securities have been delivered to the Administrative Agent.

(f)           Consents; Etc.  There are no restrictions in any organizational document governing any Pledged Equity or any other document related thereto which would limit or restrict (i) the grant of a Lien pursuant to this Agreement on such Pledged Equity, (ii) the perfection of such Lien or (iii) subject to (A) compliance with the Scheduled Consents and (B) customary restrictions and/or conditions in the organizational documents governing any Pledged Equity, including, without limitation, notice of transfer of ownership of such Pledged Equity, acknowledgment of the terms of the applicable organizational documents governing such Pledged Equity, and execution of the applicable organizational documents governing such Pledged Equity (“Transfer Restrictions”), the exercise of remedies in respect of such perfected Lien in the Pledged Equity as contemplated by this Agreement.  Except for (i) the filing or recording of UCC financing statements, (ii) obtaining Control to perfect the Liens created by this Agreement (to the extent required under Section 4(a) hereof), (iii) such actions as may be required by applicable Laws, (iv) such actions required pursuant to the Scheduled Consents, (v) such actions required by applicable Transfer Restrictions and (vi) consents, authorizations, filings or other actions which have been obtained or made, no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder, member or creditor of such Obligor), is required for (A) the grant by such Obligor of the security interest in the Collateral granted hereby or for the execution, delivery or performance of this Agreement by such Obligor, (B) the perfection of such security interest (to the extent such security interest can be perfected by filing under the UCC or the granting of Control) or (C) the exercise by the Administrative Agent or the holders of the Secured Obligations of the rights and remedies provided for in this Agreement in accordance with applicable Laws.

4.           Covenants. Each Obligor covenants that until such time as the Secured Obligations (excluding Secured Obligations solely with respect to Cash Collateralized Letters of Credit) arising under the Loan Documents have been paid in full and the Commitments and any Letters of Credit (excluding any Cash Collateralized Letters of Credit) have expired or been terminated, such Obligor shall:

(a)           Pledged Equity. Deliver to the Administrative Agent promptly upon the receipt thereof by or on behalf of an Obligor, all certificates and instruments constituting Pledged Equity.  Prior to delivery to the Administrative Agent, all such certificates constituting Pledged Equity shall be held in trust by such Obligor for the benefit of the Administrative Agent pursuant hereto.  All such certificates representing Pledged Equity shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(a) hereto.

(b)           Filing of Financing Statements, Notices, etc.  Authorize, and hereby does authorize, the Administrative Agent to prepare and file such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Administrative Agent may from time to time deem necessary or appropriate in order to perfect and maintain the security interest granted hereunder in accordance with the UCC.  Such financing statements may describe the collateral in the same manner as described in this Agreement or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interests in the collateral granted to the Administrative Agent in connection herewith.  Each Obligor shall also execute and deliver to the Administrative Agent such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as the Administrative Agent may reasonably request) and do all such other things as the Administrative Agent may reasonably deem necessary or appropriate (i) to assure to the Administrative Agent its security interests hereunder are perfected and maintained, including such instruments as the Administrative Agent may from time to time reasonably request in order to perfect and maintain the security interests granted hereunder in accordance with the UCC, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and assure the Administrative Agent of its rights and interests hereunder.  Furthermore, each Obligor also hereby irrevocably makes, constitutes and appoints the Administrative Agent, its nominee or any other person whom the Administrative Agent may designate, as such Obligor’s attorney in fact with full power and for the limited purpose to sign in the name of such Obligor any financing statements, or amendments and supplements to financing statements, renewal financing statements, notices or any similar documents which in the Administrative Agent’s reasonable discretion would be necessary or appropriate in order to perfect and maintain perfection of the security interests granted hereunder, such power, being coupled with an interest, being and remaining irrevocable until such time as the Secured Obligations arising under the Loan Documents have been paid in full and the Commitments have expired or been terminated.  In the event for any reason the Law of any jurisdiction other than New York becomes or is applicable to the Collateral of any Obligor or any part thereof, or to any of the Secured Obligations, such Obligor agrees to execute and deliver all such instruments and to do all such other things as the Administrative Agent in its sole discretion reasonably deems necessary or appropriate to preserve, protect and enforce the security interest of the Administrative Agent under the Law of such other jurisdiction (and, if an Obligor shall fail to do so promptly upon the request of the Administrative Agent, then the Administrative Agent may execute any and all such requested documents on behalf of such Obligor pursuant to the power of attorney granted hereinabove).

(c)           Defense of Title.  Warrant and defend title to and ownership of the Collateral (except as otherwise permitted under the Credit Agreement and the other Loan Documents) of such Obligor at its own expense against the claims and demands of all other parties claiming an interest therein, keep the Collateral free from all Liens, except for Liens permitted by the Credit Agreement and not sell, exchange, transfer, assign, lease or otherwise dispose of the Collateral of such Obligor or any interest therein, except as permitted under the Credit Agreement and the other Loan Documents.

(d)           [reserved]

(e)           Issuance or Acquisition of Equity Interests.  Not without executing and delivering, or causing to be executed and delivered, to the Administrative Agent such agreements, documents and instruments as the Administrative Agent may reasonably require, issue or acquire any Pledged Equity consisting of an interest in a partnership or a limited liability company that (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset.

(f)           Updates to Schedule 1(a).  Following formation or acquisition of any Domestic Subsidiary, comply with the terms of Section 7.14(a) of the Credit Agreement and, if applicable, deliver to the Administrative Agent a replacement Schedule 1(a) hereto identifying such Subsidiary and indicating the maximum amount of the Equity Interests of such Subsidiary which the Obligor is allowed to pledge.

5.           Authorization to File Financing Statements.  Each Obligor hereby authorizes the Administrative Agent to prepare and file such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Administrative Agent may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC.  Such financing statements may describe the collateral in the same manner as described in this Agreement or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interests in the collateral granted to the Administrative Agent in connection herewith.

6.           Advances.  On failure of any Obligor to perform any of the covenants and agreements contained herein, the Administrative Agent may, at its sole option and in its sole discretion, perform the same and in so doing may expend such sums as the Administrative Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Administrative Agent may make for the protection of the security hereof or which may be compelled to make by operation of Law.  All such sums and amounts so expended shall be repayable by the Obligors on a joint and several basis promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the Default Rate.  No such performance of any covenant or agreement by the Administrative Agent on behalf of any Obligor, and no such advance or expenditure therefor, shall relieve the Obligors of any Default or Event of Default.  The Administrative Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by an Obligor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

7.           Remedies.

(a)           General Remedies.  Upon the occurrence of an Event of Default and during continuation thereof, the Administrative Agent shall have, in addition to the rights and remedies provided herein, in the Loan Documents, in any other documents relating to the Secured Obligations, or by Law (including, but not limited to, levy of attachment, garnishment and the rights and remedies set forth in the UCC of the jurisdiction applicable to the affected Collateral), the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Collateral), and further, the Administrative Agent may, with or without judicial process or the aid and assistance of others, without demand and without advertisement, notice, hearing or process of law, all of which each of the Obligors hereby waives to the fullest extent permitted by Law, at any place and time or times, sell and deliver any or all Collateral held by or for it at public or private sale (which in the case of a private sale of Pledged Equity, shall be to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof), at any exchange or broker’s board or elsewhere, by one or more contracts, in one or more parcels, for Money, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion (subject to any and all mandatory legal requirements).  Each Obligor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and, in the case of a sale of Pledged Equity, that the Administrative Agent shall have no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933.  Neither the Administrative Agent’s compliance with applicable Law nor its disclaimer of warranties relating to the Collateral shall be considered to adversely affect the commercial reasonableness of any sale.  To the extent the rights of notice cannot be legally waived hereunder, each Obligor agrees that any requirement of reasonable notice shall be met if such notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to the Borrower in accordance with the notice provisions of the Credit Agreement at least 10 days before the time of sale or other event giving rise to the requirement of such notice.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Obligor further acknowledges and agrees that any offer to sell any Pledged Equity which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (ii) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act of 1933, and the Administrative Agent may, in such event, bid for the purchase of such securities.  The Administrative Agent shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given.  To the extent permitted by applicable Law, any holder of Secured Obligations may be a purchaser at any such sale.  To the extent permitted by applicable Law, each of the Obligors hereby waives all of its rights of redemption with respect to any such sale.  Subject to the provisions of applicable Law, the Administrative Agent may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by Law, be made at the time and place to which the sale was postponed, or the Administrative Agent may further postpone such sale by announcement made at such time and place.

(b)           Access.  In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default and during the continuance thereof, the Administrative Agent shall have the right to enter and remain upon the various premises of the Obligors without cost or charge to the Administrative Agent, and use the same, together with materials, supplies, books and records of the Obligors for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise.

(c)           Nonexclusive Nature of Remedies.  Failure by the Administrative Agent or the holders of the Secured Obligations to exercise any right, remedy or option under this Agreement, any other Loan Document, any other document relating to the Secured Obligations, or as provided by Law, or any delay by the Administrative Agent or the holders of the Secured Obligations in exercising the same, shall not operate as a waiver of any such right, remedy or option.  No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated, which in the case of the Administrative Agent or the holders of the Secured Obligations shall only be granted as provided herein.  To the extent permitted by Law, neither the Administrative Agent, the holders of the Secured Obligations, nor any party acting as attorney for the Administrative Agent or the holders of the Secured Obligations, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct hereunder.  The rights and remedies of the Administrative Agent and the holders of the Secured Obligations under this Agreement shall be cumulative and not exclusive of any other right or remedy which the Administrative Agent or the holders of the Secured Obligations may have.

(d)           Retention of Collateral.  In addition to the rights and remedies hereunder, the Administrative Agent may, in compliance with Sections 9-620 and 9-621 of the UCC or otherwise complying with the requirements of applicable Law of the relevant jurisdiction, accept or retain the Collateral in satisfaction of the Secured Obligations.  Unless and until the Administrative Agent shall have provided such notices, however, the Administrative Agent shall not be deemed to have retained any Collateral in satisfaction of any Secured Obligations for any reason.

(e)           Deficiency.  In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Administrative Agent or the holders of the Secured Obligations are legally entitled, the Obligors shall be jointly and severally liable for the deficiency, together with interest thereon at the Default Rate, together with the costs of collection and the fees, charges and disbursements of counsel.  Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Obligors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

(f)           Indemnification.  Each Obligor hereby agrees to indemnify the Administrative Agent and the Lenders in accordance with the terms of the Credit Agreement, with respect to the actions taken by the Administrative Agent in accordance with the foregoing.  The foregoing indemnity shall survive the repayment of the Secured Obligations.

8.           Rights of the Administrative Agent.

(a)           Power of Attorney.  In addition to other powers of attorney contained herein, each Obligor hereby designates and appoints the Administrative Agent, on behalf of the holders of the Secured Obligations, and each of its designees or agents, as attorney-in-fact of such Obligor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuance of an Event of Default:

(i)           to demand, collect, settle, compromise, adjust, give discharges and releases, all as the Administrative Agent may reasonably determine;

(ii)          to commence and prosecute any actions at any court for the purposes of collecting any Collateral and enforcing any other right in respect thereof;

(iii)         to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Administrative Agent may deem reasonably appropriate;

(iv)        adjust and settle claims under any insurance policy relating thereto;

(v)         execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security agreements, affidavits,

notices and other agreements, instruments and documents that the Administrative Agent may determine necessary in order to perfect and maintain the security interests and liens granted in this Agreement and in order to fully consummate all of the transactions contemplated therein;

(vi)        institute any foreclosure proceedings that the Administrative Agent may deem appropriate;

(vii)       to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Collateral;

(viii)      to exchange any of the Pledged Equity or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Equity with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Administrative Agent may reasonably deem appropriate;

(ix)         to vote for a shareholder resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Equity into the name of the Administrative Agent or one or more of the holders of the Secured Obligations or into the name of any transferee to whom the Pledged Equity or any part thereof may be sold pursuant to Section 7 hereof;

(x)          to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral;

(xi)         to direct any parties liable for any payment in connection with any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;

(xii)        to receive payment of and receipt for any and all monies, claims, and other amounts due at any time in respect of or arising out of any Collateral; and

(xiii)       do and perform all such other acts and things as the Administrative Agent may reasonably deem to be necessary, proper or convenient in connection with the Collateral.

This power of attorney is a power coupled with an interest and shall be irrevocable until such time as the Secured Obligations (excluding Secured Obligations solely with respect to Cash Collateralized Letters of Credit) arising under the Loan Documents have been paid in full and the Commitments and any Letter of Credit (excluding any Cash Collateralized Letter of Credit) have expired or been terminated.  The Administrative Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Administrative Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so.  The Administrative Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct.  This power of attorney is conferred on the Administrative Agent solely to protect, preserve and realize upon its security interest in the Collateral.

(b)           Assignment by the Administrative Agent. The Administrative Agent may from time to time assign the Secured Obligations to a successor Administrative Agent appointed in accordance with the Credit Agreement, and such successor shall be entitled to all of the rights and remedies of the Administrative Agent under this Agreement in relation thereto.

(c)           The Administrative Agent’s Duty of Care.  Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Administrative Agent hereunder, the Administrative Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Obligors shall be responsible for preservation of all rights in the Collateral, and the Administrative Agent shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to the Obligors.  The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Administrative Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral.  In the event of a public or private sale of Collateral pursuant to Section 7 hereof, the Administrative Agent shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (ii) taking any steps to clean, repair or otherwise prepare the Collateral for sale.

(d)           Voting and Payment Rights in Respect of the Pledged Equity.

(i)           So long as no Event of Default shall exist and no notice has been given by the Administrative Agent pursuant to clause (ii) below, each Obligor may (A) exercise any and all voting and other consensual rights pertaining to the Pledged Equity of such Obligor or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement and (B) receive and retain any and all dividends (other than stock dividends and other dividends constituting Collateral which are addressed hereinabove), principal or interest paid in respect of the Pledged Equity to the extent they are allowed under the Credit Agreement; and

(ii)           During the continuance of an Event of Default and following the giving of notice by the Administrative Agent to such Obligor of the exercise by the Administrative Agent of the rights under this clause (ii), (A) all rights of an Obligor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to clause (i)(A) above shall cease and all such rights shall thereupon become vested in the Administrative Agent which shall then have the sole right to exercise such voting and other consensual rights, (B) all rights of an Obligor to receive the dividends, principal and interest payments which it would otherwise be authorized to receive and retain pursuant to clause (i)(B) above shall cease and all such rights shall thereupon be vested in the Administrative Agent which shall then have the sole right to receive and hold as Collateral such dividends, principal and interest payments, and (C) all dividends, principal and interest payments which are received by an Obligor contrary to the provisions of clause (ii)(B) above shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Obligor, and shall be forthwith paid over to the Administrative Agent as Collateral in the exact form received, to be held by the Administrative Agent as Collateral and as further collateral security for the Secured Obligations.

(e)           Releases of Collateral.  (i) If any Collateral shall be sold, transferred or otherwise disposed of by any Obligor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Obligor, shall promptly execute and deliver to such Obligor all releases and other documents, and take such other action, reasonably necessary for the release of the Liens created hereby or by any other Collateral Document on such Collateral.  (ii) The Administrative Agent may release any of the Pledged Equity from this Agreement or may substitute any of the Pledged Equity for other Pledged Equity without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Agreement as to any Pledged Equity not expressly released or substituted, and this Agreement shall continue as a first priority lien on all Pledged Equity not expressly released or substituted.

9.           Application of Proceeds.  Upon the acceleration of the Obligations under the terms of the Credit Agreement, any payments in respect of the Secured Obligations and any proceeds of the Collateral, when received by the Administrative Agent or any holder of the Secured Obligations in Money, will be applied in reduction of the Secured Obligations in the order set forth in the Credit Agreement.

10.           Continuing Agreement.

(a)           This Agreement shall remain in full force and effect until such time as the Secured Obligations (excluding Secured Obligations solely with respect to Cash Collateralized Letters of Credit) arising under the Loan Documents have been paid in full and the Commitments and any Letter of Credit (excluding any Cash Collateralized Letter of Credit) have expired or been terminated, at which time this Agreement shall be automatically terminated and the Administrative Agent shall, upon the request and at the expense of the Obligors, forthwith release all of its liens and security interests hereunder and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Obligors evidencing such termination.

(b)           This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any holder of the Secured Obligations as a preference, fraudulent conveyance or otherwise under any Debtor Relief Law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Administrative Agent or any holder of the Secured Obligations in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

11.           Amendments; Waivers; Modifications, etc.  This Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in the Credit Agreement.

12.           Successors in Interest.  This Agreement shall be binding upon each Obligor, its successors and assigns and shall inure, together with the rights and remedies of the Administrative Agent and the holders of the Secured Obligations hereunder, to the benefit of the Administrative Agent and the holders of the Secured Obligations and their successors and permitted assigns.

13.           Notices.  All notices required or permitted to be given under this Agreement shall be in conformance with the terms of the Credit Agreement.

14.           Counterparts; Signatures.  This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  Any signature delivered by facsimile or electronic mail shall be deemed to be an original signature hereto, provided that the Obligors shall deliver an original to the Administrative Agent upon the Administrative Agent’s request.

15.           Headings.  The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

16.           Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL.  The terms of Sections 11.14 and 11.15 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

17.           Severability.  If any provision of any of the Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

18.           Entirety.  This Agreement, the other Loan Documents and the other documents relating to the Secured Obligations represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents, any other documents relating to the Secured Obligations, or the transactions contemplated herein and therein.

19.           Other Security.  To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Collateral (including, without limitation, real property and securities owned by an Obligor), or by a guarantee, endorsement or property of any other Person, then the Administrative Agent shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence and during the continuance of any Event of Default, and the Administrative Agent shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or the Secured Obligations or any of the rights of the Administrative Agent or the holders of the Secured Obligations under this Agreement, under any other of the Loan Documents or under any other document relating to the Secured Obligations.

20.           Joinder.  At any time after the date of this Agreement, one or more additional Persons may become party hereto by executing and delivering to the Administrative Agent a Joinder Agreement.  Immediately upon such execution and delivery of such Joinder Agreement (and without any further action), each such additional Person will become a party to this Agreement as an “Obligor” and have all of the rights and obligations of an Obligor hereunder and this Agreement and the schedules hereto shall be deemed amended by such Joinder Agreement.

21.           Rights of Required Lenders.  All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.

22.           Consent of Issuers of Pledged Equity.  Each issuer of Pledged Equity party to this Agreement hereby acknowledges, consents and agrees to the grant of the security interests in such Pledged Equity by the applicable Obligors pursuant to this Agreement, together with all rights accompanying such security interest as provided by this Agreement and applicable law, notwithstanding any anti-assignment provisions in any operating agreement, limited partnership agreement or similar organizational or governance documents of such issuer.

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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

OBLIGORS:	BROOKDALE SENIOR LIVING INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
AHC PROPERTIES, INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
ALS CANADA, INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
AMERICAN RETIREMENT CORPORATION, a Tennessee corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
ARC LP HOLDINGS, LLC, a Tennessee limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

ARCPI HOLDINGS, INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
BLC-GC MEMBER, LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
BROOKDALE DEVELOPMENT, LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
BROOKDALE LIVING COMMUNITIES, INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
BROOKDALE OPERATIONS, LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

BROOKDALE SENIOR LIVING
COMMUNITIES, INC., a Delaware
corporation, f/k/a Alterra Healthcare
Corporation, a Delaware corporation

By:   /s/ T. Andrew Smith
Name:  T. Andrew Smith
Title:   Executive Vice President and Secretary

BROOKDALE WELLINGTON, INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
FEBC-ALT HOLDINGS INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
FEBC-ALT INVESTORS, LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

FIT REN LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

SALI ASSETS, LLC, a North Carolina limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
SOUTHERN ASSISTED LIVING, INC., a North Carolina corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

Accepted and agreed to as of the date first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Kevin Ahart
Name:	Kevin Ahart
Title:	Vice President